FOR IMMEDIATE RELEASE
CONTACT: Gregg J. Wagner, President and CEO
PHONE: 215-513-2391

GEORGE S. RAPP, CPA, JOINS HNC AS CHIEF FINANCIAL OFFICER

HARLEYSVILLE, PA (May 18, 2005) - Gregg J. Wagner, President and CEO of Harleysville National Corporation (HNC) (NASDAQ: HNBC), announced today the appointment of George S. Rapp, CPA, to the position of Chief Financial Officer. In this position Rapp will direct all of HNC’s financial activities along with the asset/liability and investment functions of the bank.

When announcing the appointment, Wagner said, “We are pleased to have George as part of Harleysville National Corporation. He brings a great breadth of knowledge and extensive experience which, together with our executive management team, will be key in our continued focus of building shareholder value.”

Rapp brings nearly 30 years of experience in the financial services industry to HNC. Throughout his career he has held positions of increasing importance at the financial institutions with which he has worked. Most recently he served as Chief Financial Officer for Astea International, Horsham, PA. He previously held the position of Chief Financial Officer at Advanta Bank Corp., Spring House, PA, Republic First Bancorp, Philadelphia, and Old York Road Bancorp, Willow Grove, PA. Rapp also worked as Senior Vice President and Chief Accounting Officer at Sovereign Bancorp, Philadelphia.

Rapp received a Bachelor’s degree in accounting from St. Joseph’s University, Philadelphia. He is a Certified Public Accountant.

Active in the community, Rapp is a member of the American and Pennsylvania Institutes of Certified Public Accountants. He was also formerly on the Board of Directors of the Financial Managers Society.

Harleysville National Corporation, with assets of $3 billion, is the holding company for Harleysville National Bank (HNB). Investment Management and Trust Services are provided through Millennium Wealth Management & Private Banking, a division of HNB, with assets under management exceeding $1.6 billion. Cumberland Advisors, Inc., an SEC registered investment advisor specializing in fixed-income money management and equities, using exchange-traded funds, is also a part of Millennium Wealth Management & Private Banking. Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under Nasdaq National Market Issues. For more information, visit the HNC website at www.hncbank.com.